EXHIBIT 3.2
                              Articles of Amendment

                              ARTICLES OF AMENDMENT
                                       OF
                               VICTOR JAMES, INC.

Pursuant to the provisions of Chapter 78 et seq. of the Nevada Revised Statutes, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation

                                   Amendment I

FIRST: Article 1, of the Articles of Incorporation as now filed is stricken in its entirety and the following Article 1 substituted as if it had been part of the original Articles of Incorporation;

                                    ARTICLE I

     The complete name of the Corporation is Worldwide Promotional Products Corporation.

                                  Amendment II

SECOND: Article III-1, of the Articles of Incorporation as now filed is stricken in its entirety and following Article I is substituted as if it had been part of the original Articles of Incorporation;

                                  ARTICLE III-1

     1. Number of Shares. The aggregate number of capital stock shares which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares of common stock, $0.001 par value. The Board of Directors may, in its discretion, issue preferred stock and debt securities with such terms and conditions as it may decide, without shareholder approval.

THIRD, the date of adoption of this Amendment by the shareholders is June 16, 2004.

FOURTH, the number of shares outstanding and entitled to vote on such issue is 23,400,000, all of the same class.

FIFTH, the number of outstanding shares voted for the Amendment was 13,260,000 for, and zero against.

     IN WITNESS WHEREOF, the undersigned being the President of such Corporation has executed this Amendment to the Articles of Incorporation this 16th day of June 2004.


         By: /s/ Kevin Ericksteen
             ---------------------------
                 Kevin Ericksteen
                 President